4TH QUARTER 2015

# HOMELAND ENERGY SOLUTIONS NEWSLETTER

NOVEMBER 2015

**INSIDE THIS ISSUE:**

## LETTER FROM THE PRESIDENT OF THE BOARD

Harvest is coming to a close and we have had wonderful yields and a great fall to get harvest done. Your ethanol plant has also had a great nine months of production and profitability compared to other ethanol plants. Check out our financial update from our CFO and you will agree.

Here at Homeland, we are examining Engineering reports so we can prioritize projects such as:

Yield Improvement * Electric Cost Savings * Natural Gas Cost Savings *
More Grain Storage * More Ethanol Production

All projects are being considered with the understanding of sending profits home to the investors first.

Steve Core, Board President

## REMEMBERING PAUL PACKARD



**It is with great sadness that we inform you of the passing of one of our employees, Paul Packard. Paul passed away Thursday afternoon, October 29th. Paul was a valued member of our Maintenance team since 2009 and he will be missed. A private family and friend's celebration of life was held on November 21st.**

**When Paul wasn't working, he was an avid football fan (Detroit Lions & Green Bay Packers), enjoyed woodworking, but loved spending time with his family, wife Laura, and friends. Paul also enjoyed bowling on Thursday nights with the guys.**



**Please keep Paul's family in your thoughts as they go through this difficult time.**

*Katherine Balk*
*Office & HR Manager*

**DISCLOSURE**

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

## ETHANOL PRODUCTION 101—PART 3

In an effort to give our shareholders insight into how ethanol is made at Homeland we are putting together a four part series describing the process. The focus of Part 1 was Corn, Grain Receiving, Grain Storage, and Grain Cleaning/Milling. The focus of Part 2 was Slurry, Liquefaction, and Fermentation. Part 3 will focus on how we take the alcohol that is produced in the Fermenters and produce fuel grade ethanol.

Beer Well – As discussed in Part 2, Fermentation is a batch process and once a batch is complete, which takes just over two days, the 780,000 gallons of 16% ethanol by volume which we call "Beer", is transferred forward to a surge tank. This surge tank is called the Beer Well and allows us to operate the batch Fermentation process and the continuous Distillation process without interruption. Approximately every 7-1/2 hours a Fermenter is transferred or "dropped" to the Beer Well while a continuous flow is sent forward to our distillation system. On the way to distillation, this stream is preheated to conserve energy and pH adjusted down with Sulfuric Acid to reduce fouling in the downstream equipment.

Distillation – Distillation requires steam produced at the plant to boil the ethanol (turn it into vapor) in order to purify it. Our distillation system consists of 3 Distillation Columns. The 16% ethanol Beer is sent to our first of three distillation columns called the Beer Column.

The primary purpose of the Beer Column is to separate the ethanol from the water and solids in the beer stream. To make sure we vaporize and push all the ethanol out the top of the column we also vaporize some of the water and carry it with. The remaining water and solids exit the bottom of the beer column and will eventually be turned into DDGS. The DDGS process will be the focus of Part 4. The 50% ethanol, 50% water vapor (100 proof) that leaves the top of the column is sent over to the Rectifier Column for further purification.

***ETHANOL PRODUCTION 101* cont. on Page 5**

## 2015 CAPITAL PROJECTS ARE PAYING OFF

2015 was a busy year from a project execution standpoint. All together, $7.3 million dollars were invested back into the plant on major projects as part of our 2015 Capital Improvement Plan. This list of projects included: Beer Column Degasser, additional Liquefaction Tank, additional Fermenter, additional Ethanol Storage Tank, additional Ethanol Rail Loadout, and an additional set of Mole Sieves (pictured). Coming into the year, our 30-day best production record was 407,667 gallons of Denatured Ethanol per day. Our current 30-day best production record is now 427,769 gallons per day for an increase of 20,102 gallons. If we extended this extra production over the course of a year, this would result in an extra 7,337,230 gallons or just under $1.00/gallon cost for these additional gallons. If you recall the initial investment in Homeland was at a $1.80/gallon cost and new production today is up to $2.00/gallon.

However, the justification and positive impact of these projects were not just limited to production capacity, but also included efficiency increases. We were able to increase our capacity and are currently on track to have our best ever annual ethanol yield per bushel of corn ground. Typically an increase in production results in a decrease in yield, but not here. In addition, 2015 is on track to be our best ever natural gas efficiency number from a BTU/gallon standpoint.



At the end of the day, as a result of our 2015 Capital Improvements, Homeland Energy is now capable of producing over 150 million gallons per year of denatured ethanol, which is in the top 4 in the country and in the top 2 on any given day, and is one of the most efficient, low cost producers in the industry.

It is an honor and a pleasure to be part of the Homeland Team!

Kevin Howes, Plant Manager

## HOMELAND TO PARTICIPATE IN CORN AND DISTILLERS SYNGENTA LAWSUIT CONT.

Recently, Homeland engaged the Phipps Anderson Deacon LLP law firm out of San Antonio, Texas on a contingent fee basis to pursue a claim against Syngenta on Homeland's behalf. You may be aware that lawsuits have been filed against Syngenta alleging that it prematurely marketed an unapproved GMO seed corn which resulted in the closure of the Chinese export market for US corn and distillers grains. This resulted in lower corn and distillers grains prices which damaged farmers and other sellers of corn and distillers grains, including Homeland. Part of the reason Homeland engaged Phipps Anderson Deacon LLP law firm is because they successfully handled a very similar lawsuit related to GMO rice in 2006. Our lawyers actually took the Rice GMO cases against to trial against Bayer and won multiple verdicts including the largest per acre and punitive damage awards.

***SYNGENTA LAWSUIT* cont. on Page 5**

**"Homeland believes that the value of its distillers grains was negatively impacted as a result of Syngenta's actions.**

## STAN'S THOUGHTS

Happy Thanksgiving!! We do have a lot to be thankful for.

What a great fall! I cannot remember a fall with better weather. Day after day of harvest type weather gave our crops a chance to dry down(less drying expense) and we all could be in the fields several days in a row. The crop was good, from the reports I have heard, many raised some of the best crops they have ever raised. My 84 year old father called early in October, just a stuttering that he hit 70 bushel on a small bean field—the best beans he ever raised. It made me laugh how such an old guy could still get so excited, but farming is his passion.

What could be better? I am certain everybody is thinking PRICE. It sure is a pleasure to raise a big crop but not so much selling one. I get bombarded everyday with the questions: What is the corn price going to do? What is the basis going to do? Of course, if I knew the answer to these questions it would be great, but I don't.

I can share some things I do know. We are in this together. A corn customer made the comment the other day, "I bet you are loving this cheap price of corn for your ethanol". I quickly assured him that it doesn't work that way. It seems right now that all our commodities prices along with all our energy prices are very low. Corn, ethanol, and gasoline are all very low right now. Our ethanol crush margins are very low. Many less efficient plants are running in the red. There may even be more bad news for corn prices if those less efficient plants begin to slow down or shutdown. Low corn prices are not necessarily good for the ethanol industry.

Thanks much for your corn business and rest assured, we at Homeland are pulling for better corn prices and better ethanol prices, too. One of things we all can do to help our prices is to stay informed about the election process. There are those candidates out there that don't support ethanol. We can all help ourselves by making them understand who we support and why.

I hope you all have a great Thanksgiving Day.

Stan Wubbena, Commodity & Risk Manager

> **"Thanks much for your corn business and rest assured, we at Homeland are pulling for better corn prices and better ethanol prices, too."**
> **Stan**

## EMPLOYEE SPOTLIGHT — AL KING, MATERIAL HANDLER

What do you like most about working at Homeland?

Homeland offers good wages and it is a short drive to work. Also, there are good people to work with.

When did you first know that you wanted to work in the ethanol industry?

The company that I worked for went out of business. I asked Homeland for a job and got it.

Tell us about your background and family.

I am getting close to retirement and Homeland is a good place to retire from. I have two sisters and one brother.

Any hobbies or interests?

I like boating in the summer and snowmobiling in the winter. I also like to garden.



## HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2015

After a sluggish first quarter of 2015, ethanol industry margins have rebounded and stabilized over the last 6 months. Second quarter net profits of ~$8.3 million ($129.21/share) were followed by net profits of ~$8.6 million ($133.35/share) over the last three months. 2015 year to date net profits for 9 months are ~$19.5 million, or $302.70/share.

As the year starts to wind down, one thing on the mind of many shareholders is the issue of taxable income. At the present time, the estimate for 2015 taxable income is $365/share. Every individual or business has their own unique tax situation, and I would encourage all of Homeland's members to consult their tax professional to determine what course of action, if any, is needed for their tax preparation.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

*Dave Finke,*
*Chief Financial Officer*

| BALANCE SHEET | | | | | |
|---|---|---|---|---|---|
| | | 09/30/15 | 06/30/15 | 03/31/15 | 12/31/14 |
| Current Assets | $ | 80,155,970 | 75,956,222 | 66,643,056 | 78,792,392 |
| Property & Equipment | | 105,261,365 | 104,694,463 | 105,158,408 | 105,218,605 |
| Other Assets | | 4,648,838 | 4,603,930 | 4,582,587 | 4,496,076 |
| Total Assets | | 190,066,173 | 185,254,615 | 176,384,051 | 188,507,073 |
| | | | | | |
| Current Liabilities | $ | 36,117,888 | 36,043,897 | 35,518,634 | 40,237,858 |
| Long-term Liabilities | | 240,869 | 240,869 | 240,869 | 419,904 |
| Total Members' Equity | | 153,707,416 | 148,969,849 | 140,624,548 | 147,849,311 |
| Total Liabilities & Equity | | 190,066,173 | 185,254,615 | 176,384,051 | 188,507,073 |
| Book Value – 64,585 Outstanding Membership Units | | 2,380 | 2,307 | 2,177 | 2,289 |
| Book Value – 90,445 Outstanding Membership Units | | 1,699 | 1,647 | 1,554 | 1,635 |

| INCOME STATEMENT | | | | | |
|---|---|---|---|---|---|
| 3 Months Ended | | 09/30/15 | 06/30/15 | 03/31/15 | 12/31/14 |
| Revenue | $ | 67,305,574 | 72,749,789 | 61,670,033 | 77,647,934 |
| Cost of Goods Sold | | 58,081,849 | 63,524,613 | 58,763,786 | 63,782,631 |
| Operating Expenses | | 787,789 | 925,185 | 944,273 | 1,506,292 |
| Operating Income | | 8,435,936 | 8,299,991 | 1,961,974 | 12,359,011 |
| Other Income | | 176,731 | 45,310 | 630,183 | 168,878 |
| Net Income | | 8,612,667 | 8,345,301 | 2,592,157 | 12,527,889 |
| Net Income Per Unit | $ | 133.35 | 129.21 | 40.14 | 193.98 |

At the present time, the estimate for 2015 taxable income is $365 per share.

## ETHANOL PRODUCTION 101—PART 3 (CONT.)

As a side note, to convert % ethanol to proof, simply multiply by 2 or double the % ethanol number. For example 50% ethanol is the same as saying 100 proof ethanol.

In the Rectifier Column, the 50% ethanol vapor is further refined into 95% ethanol (190 proof), pulled out the top of the column, condensed (turned into a liquid) and stored or sent directly to the Mole Sieves. The stream coming out the bottom of the Rectifier is approximately 40% ethanol and is sent to our third distillation column, called the Side Stripper.

The purpose of the Side Stripper is to separate the ethanol from the water so the water can be recycled back to the front of the plant and the ethanol can be recovered. The water goes out the bottom of the column and the ethanol is concentrated up to approximately 50%, and sent out the top of the Side Stripper back to the Rectifier.

To summarize, inside the 3 Column Distillation system 16% ethanol Beer is separated into 3 streams: 190 proof ethanol, water to be recycled to the front of the plant, and a water/ solids stream that will be eventually turned into DDGS.

Mole Sieves – The liquid alcohol stream that leaves the Rectifier is sent to our Mole Sieves to be turned into 99% ethanol (198 proof) and 1% water. This liquid stream is vaporized and sent to one of 3 sets of Mole Sieves with each set containing 3 bottles. These bottles are filled with silicate beads about the size of a BB that are used to remove the remaining water. These beads act like Velcro towards the water grabbing on to it while allowing the ethanol to pass thru. One of the three bottles in a set is always being fed while the other two are regenerated (pulling the water back off and sent back to Distillation) and getting ready to be fed again. The ethanol stream exiting the bottles is then condensed and sent to final product storage. We just installed and started up our 3rd set of Sieves at the beginning of November which removed a significant bottleneck in our process and in turn increased our capacity in this part of the process by almost 50%.

Final Product Storage and Loadout – The liquid alcohol stream that leaves the Mole Sieves is sent down to the tank farm, combined with Denaturant (liquid Natural Gasoline) and a Fuel Additive (corrosion inhibitor and pH buffer), before being stored in one of our three large 1.5 million gallon white storage tanks in our tank farm. We add Denaturant to our ethanol in order to make it "Fuel Grade" and not fit for human consumption. This is a requirement of our alcohol production permit.

From one of the three storage tanks, the product is sampled, certified, and loaded out in either tank trucks or railcars. We have one truck loadout and three railcar loadouts. Our loadout system is sized so we can load a 9,000 gallon truck in approximately 15 minutes or up to (3) 29,000 gallon railcars at a time in just under 30 minutes. Approximately 98% of our ethanol leaves the plant via rail in 80 car unit trains heading to the Northeast part of the US. The vapors that are displaced from the railcar or tank truck during loading are captured and sent to an enclosed flare, where the permitted compounds are burned/destroyed prior to being released to the atmosphere.

As we continued to debottleneck our plant and produce and loadout more and more gallons we also added a 3rd 1.5 million gallon storage tank and 3rd rail loadout as part of our 2015 Capital Plan.

In our next quarterly newsletter, we will focus on the DDGS production process.

## SYNGENTA LAWSUIT (CONT.)

Homeland believes that the value of its distillers grains was negatively impacted as a result of Syngenta's actions. Further, Homeland believes that hiring Phipps Anderson Deacon LLP on a contingent fee basis on an individual lawsuit basis may result in a better recovery for Homeland than if Homeland were to participate in a class action lawsuit against Syngenta. Since there is no cost to Homeland in order to participate in the lawsuit unless the claim is successful, Homeland believes that this is the preferred path for the company to take.

Our attorneys at Phipps Anderson Deacon LLP believe that there is strength in numbers and that many of Homeland's members and corn suppliers have been damaged by Syngenta's actions. As a result, Phipps Anderson Deacon LLP will be holding a series of local town hall meetings in Iowa during December for those who are interested in learning more about this lawsuit and to educate area farmers regarding this topic. A list of the dates, times and locations of these meetings are set forth below. If you are not currently represented by a lawyer in this litigation and feel that you may have been damaged, please feel free to attend a meeting to learn more about the case and whether you could receive compensation for your loss. Our attorneys have assured us that there is no obligation whatsoever created by attending the meeting. Further, the meetings are not exclusively for Homeland members, so if you know of someone who may be interested, please feel free to let them know about these meetings. Local Charles City attorney and State Representative Todd Prichard will be assisting with this lawsuit and he will also be in attendance at the town hall meetings to answer any questions you may have.

Farmers did not have to grow Syngenta seed to have a claim and all of your information will be confidential to you. This case is not just about money, there are policy issues that concern all of us.

The town hall meetings are scheduled for:

MASON CITY:
Tuesday, December 15, 2015 at 10:00 a.m.
Knights of Columbus Hall - Columbia Club
551 S. Taft Avenue
Mason City, Iowa 50401

CHARLES CITY:
Tuesday, December 15, 2015 at 2:00 p.m.
Knights of Columbus Hall
502 Clark Street
Charles City, Iowa 50616

NEW HAMPTON:
Wednesday, December 16, 2015 at 10:00 a.m.
New Hampton Community Center
112 E. Spring Street
New Hampton, Iowa 50659

CRESCO:
Wednesday, December 16, 2015 at 2:00 p.m.
Cresco Theatre – Champlin Hall
115 2nd Ave W
Cresco, Iowa 52136

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail:
info@homelandenergysolutions.com

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

## NOMINEES NEEDED—

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Three positions will be voted on at the 2016 annual meeting. The seats are currently held by Patrick Boyle, Keith Eastman and Chad Kuhlers. Individuals interested in being nominated should go to our website (www.homelandenergysolutions.com) and print off an application or contact Dave Finke, CFO, at the Homeland office. Applications will be accepted until January 1st, 2016.

## NEW HOMELAND ENERGY WEBSITE!

Have you checked out Homeland's new website? Our all new responsive website provides a whole new user experience for both mobile and desktop viewing.

Let us know what you think at info@etoh.us.

www.homelandenergysolutions.com